Exhibit 10.1
SUPERVISORY AGREEMENT
This Supervisory Agreement (Agreement) is made this 17th day of February, 2011 by and through the Board of Directors (Board) of Wilmington Trust FSB, Baltimore, Maryland, OTS Docket No. 12090 (Association) and the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Southeast Region (Regional Director);
WHEREAS, the OTS, pursuant to 12 U.S.C. § 1818, has the statutory authority to enter into and enforce supervisory agreements to ensure the establishment and maintenance of appropriate safeguards in the operation of the entities it regulates; and
WHEREAS, the Association is subject to examination, regulation and supervision by the OTS; and
WHEREAS, based on its July 6, 2010 examination of the Association (2010 Examination), the OTS finds that the Association has engaged in unsafe or unsound practices and/or violations of law or regulation; and
WHEREAS, in furtherance of their common goal to ensure that the Association addresses the unsafe or unsound practices and/or violations of law or regulation identified by the OTS in the 2010 Examination, the Association and the OTS have mutually agreed to enter into this Agreement; and
WHEREAS, on February 16, 2011, the Association’s Board, at a duly constituted meeting, adopted a resolution (Board Resolution) that authorizes the Association to enter into this Agreement and directs compliance by the Association and its directors, officers, employees, and other institution-affiliated parties with each and every provision of this Agreement.
Wilmington Trust FSB
Supervisory Agreement

NOW THEREFORE, in consideration of the above premises, it is agreed as follows:
Laws and Regulations.
1. The Association, its institution-affiliated parties, and its successors and assigns, shall cease and desist from any action (alone or with others) for or toward causing, bringing about, participating in, counseling, or the aiding and abetting violations of the following laws and regulations:
(a) 12 C.F.R. § 560.160 (regarding accurate and timely classification of assets); and
(b) 12 C.F.R. § 563.161 (regarding safe and sound management and financial policies).
Capital.
2. By June 30, 2011, the Association shall have and maintain a Tier 1 (Core) Capital Ratio equal to or greater than nine percent (9%) and a Total Risk-Based Capital Ratio equal to or greater than fourteen percent (14%).1
3. By April 30, 2011, the Association shall submit a written plan to achieve and maintain the Association’s capital at the levels prescribed in Paragraph 3 (Capital Plan) that is acceptable to the Regional Director. At a minimum, the Capital Plan shall:
(a) identify the specific sources of additional capital and the timeframes and methods by which additional capital will be raised, including specific target dates and corresponding capital levels;
(b) detail the Association’s capital preservation and enhancement strategies with specific narrative goals;

[1]	The requirement in Paragraph 1 to have and maintain a specific capital level means that the Association may not be deemed to be “well-capitalized” for purposes of 12 U.S.C. §1831o and 12 C.F.R. Part 565, pursuant to 12 C.F.R. §565.4(b)(1)(iv).
Wilmington Trust FSB
Supervisory Agreement

(c) address the requirements and restrictions imposed by this Agreement relating to capital under different forward-looking scenarios involving progressively stressed economic environments;
(d) address all corrective actions set forth in the 2010 Examination relating to capital;
(e) include detailed quarterly financial projections, including Tier 1 (Core) and Total Risk-Based Capital Ratios;
(f) address the Association’s level of classified assets, allowance for loan and lease losses (ALLL), earnings, asset concentrations, liquidity needs, and trends in the foregoing areas; and
(g) address current and projected trends in real estate market conditions.
4. Upon receipt of written notification from the Regional Director that the Capital Plan is acceptable, the Association shall implement and adhere to the Capital Plan. A copy of the Capital Plan and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within twenty-one (21) days after the Board meeting.
5. On a quarterly basis, beginning with the quarter ending June 30, 2011, the Board shall review the Association’s compliance with the Capital Plan. At a minimum, the Board’s review shall include:
(a) a comparison of actual operating results to projected results;
(b) detailed explanations of any material deviations;2 and
(c) a discussion of specific corrective actions or measures that have been or will be implemented to address each material deviation.

[2]	A deviation shall be considered material under this Paragraph of the Order when the Association: determines that it needs to adjust its identified sources of additional capital, timeframes, methods, or target dates by which it will raise capital.
Wilmington Trust FSB
Supervisory Agreement

6. Within fifteen (15) days after: (a) the Association fails to meet the capital requirements prescribed in Paragraph 3; (b) the Association fails to comply with the Capital Plan prescribed in Paragraph 4; or (c) any written request from the Regional Director, the Association shall submit a written Contingency Plan that is acceptable to the Regional Director.
7. The Contingency Plan shall detail the actions to be taken, with specific time frames, to achieve one of the following results by the later of the date of receipt of all required regulatory approvals or sixty (60) days after the implementation of the Contingency Plan: (a) merger with, or acquisition by, another federally insured depository institution or holding company thereof; or (b) voluntary dissolution by filing an appropriate application with the OTS in conformity with applicable laws, regulations and regulatory guidance.
8. Upon receipt of written notification from the Regional Director, the Association shall implement and adhere to the Contingency Plan immediately. The Association shall provide the Regional Director with written status reports detailing the Association’s progress in implementing the Contingency Plan by no later than the first (1st) and fifteenth (15th) of each month following implementation of the Contingency Plan.
Operating Plan.
9. By April 30, 2011, the Association shall submit a plan to the Regional Director with specific strategies and timeframes by which the Association will achieve and maintain separate and independent management and operations from any affiliated federally insured depository institution (Operating Plan).
10. Upon receipt of written notification from the Regional Director, the Association shall immediately implement and adhere to the Operating Plan. The Association shall provide the Regional Director with written status reports detailing the Association’s progress in implementing the Operating Plan no later than the first (1st) of each month following implementation of the Operating Plan.
Wilmington Trust FSB
Supervisory Agreement

Growth.
11. Effective immediately, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior written notice of non-objection of the Regional Director.
Problem Assets.
12. Within sixty (60) days, the Association shall submit a detailed, written plan with specific strategies, targets and timeframes to reduce3 the Association’s level of problem assets4 (Problem Asset Reduction Plan) to the Regional Director for review and non-objection. Upon notice of non-objection, the Association shall implement and adhere to the Problem Asset Reduction Plan. The Problem Asset Reduction Plan, at a minimum, shall include:
(a) quarterly targets for the level of problem assets as a percentage of Tier 1 (Core) capital plus ALLL;
(b) a description of the methods for reducing the Association’s level of problem assets to the established targets; and
(c) all relevant assumptions and projections.
13. Effective immediately, the Association shall revise as necessary (but at least quarterly) existing or develop new individual written specific workout plans for each problem asset or group of loans to any one borrower or loan relationship of One Million Dollars ($1,000,000) or greater (Asset Workout Plans).

[3]	For purposes of this Paragraph, “reduce” means to collect, sell, charge off, or improve the quality of an asset sufficient to warrant its removal from adverse criticism or classification.

[4]	The term “problem assets” shall include all classified assets, and assets designated special mention, and all nonperforming assets, and all delinquent loans.
Wilmington Trust FSB
Supervisory Agreement

14. Within thirty (30) days after the end of each quarter, beginning with the quarter ending June 30, 2011, the Association shall submit a quarterly written asset status report (Quarterly Asset Report) to the Board. The Board’s review of the Quarterly Asset Report shall be documented in the Board meeting minutes. The Quarterly Asset Report shall include, at a minimum:
(a) the current status of all Asset Workout Plans;
(b) a comparison of problem assets to Tier 1 (Core) capital plus ALLL and Total Risk-Based capital;
(c) a comparison of problem assets at the current quarter end with the preceding quarter;
(d) a breakdown of problem assets by type (residential, acquisition and development, construction, land loans;
(e) an assessment of the Association’s compliance with the Problem Asset Reduction Plan;
(f) a discussion of the actions taken during the preceding quarter to reduce the Association’s level of problem assets; and
(g) any recommended revisions or updates to the Problem Asset Reduction Plan.
15. A copy of the Quarterly Asset Report shall be provided to the Regional Director within twenty-one (21) days after the Board meeting.
Wilmington Trust FSB
Supervisory Agreement

Credit Administration.
16. Within ninety (90) days after the Effective Date of this Agreement, the Association shall revise its credit administration policies, procedures, practices, and controls (Credit Administration Policy) to ensure that it addresses all corrective actions in the 2010 Examination relating to credit and lending administration. The Credit Administration Policy shall comply with all applicable laws, regulations and regulatory guidance, and include, at a minimum:
(a) within ninety (90) days of the Effective Date of this Agreement, implementation of the actions called for by the recently-completed assessment of the adequacy of staff and management resources in credit and lending to properly implement, control, and enforce credit administration policies and procedures, and corrective actions to remedy any deficiencies;
(b) the establishment of policies and procedures to correct underwriting deficiencies and weaknesses; and
(c) the separation of sales and production activities from underwriting, credit analysis and monitoring to ensure independence.
17. Within thirty (30) days after the end of each quarter, beginning with the quarter ending June 30, 2011, the Association shall conduct a review of its compliance with the Credit Administration Policy. A copy of the Board meeting minutes detailing the Board’s review shall be provided to the Regional Director within twenty-one (21) days after the Board meeting.
Wilmington Trust FSB
Supervisory Agreement

Concentrations of Credit.
18. Within sixty (60) days, the Association shall revise its written program for identifying, monitoring, and controlling risks associated with concentrations of credit (Concentration Program) to ensure that it addresses all corrective actions set forth in the 2010 Examination relating to concentrations of credit. The Concentration Program shall comply with all applicable laws, regulations and regulatory guidance and shall:
(a) establish prudent concentration limits expressed as a percentage of Tier 1 (Core) Capital plus ALLL, and document the appropriateness of such limits based on the Association’s risk profile;
(b) establish stratification categories of the Association’s concentrations of credit such as (e.g., land loans, construction loans, income property loans, nonresidential real estate loans, commercial loans) and establish enhanced risk analysis, monitoring, and management for each stratification category;
(c) contain specific review procedures and reporting requirements, including written reports to the Board, designed to identify, monitor, and control the risks associated with concentrations of credit and periodic market analysis for the various property types and geographic markets represented in its portfolio; and
(d) contain a written action plan, including specific time frames, for bringing the Association into compliance with its concentration of credit limits.
19. Within thirty (30) days after the end of each quarter, beginning with the quarter ending June 30, 2011, the Board shall review the appropriateness of the Association’s concentration limits given current conditions and the Association’s compliance with its Credit Concentration Program. The Board’s review of the Association’s Concentration Program shall be documented in the Board meeting minutes. A copy of the Board meeting minutes shall be provided to the Regional Director within twenty-one (21) days after the Board meeting.
Wilmington Trust FSB
Supervisory Agreement

Allowance for Loan and Lease Losses.
20. Within sixty (60) days, the Association shall revise its policies, procedures, and methodology relating to the timely establishment and maintenance of an adequate allowance for loan and lease losses level (ALLL Policy) to ensure that it addresses any corrective actions set forth in the 2010 Examination relating to ALLL. The ALLL Policy shall comply with applicable laws, regulations, and regulatory guidance and shall:
(a) incorporate the results of all internal loan reviews and classifications;
(b) address the level and impact of the Association’s current concentrations of credit;
(c) include appropriate review for impairment testing and ensure that impairment testing is supported by an independent new appraisal; and
(d) provide for the continued inclusion of the additional $18 million qualitative component until notified otherwise in writing by the OTS.
21. Within thirty (30) days after the end of each quarter, beginning with the quarter ending June 30, 2011, the Association shall analyze the adequacy of the ALLL consistent with its ALLL Policy (Quarterly ALLL Report). The Board’s review of the Quarterly ALLL Report, including, but not limited to, all qualitative factors considered in determining the adequacy of the Association’s ALLL, shall be fully documented in the Board meeting minutes. Any deficiency in the ALLL shall be remedied by the Association in the quarter in which it is discovered and before the Association files its Thrift Financial Report (TFR) with the OTS. A copy of the Quarterly ALLL Report and the Board meeting minutes detailing the Board’s review shall be provided to the Regional Director within twenty-one (21) days after the Board meeting.
Liquidity Management.
22. Within sixty (60) days, the Association shall revise its liquidity and funds management policy (Liquidity Management Plan). The Liquidity Management Plan shall comply with all applicable laws, regulations and regulatory guidance.
Wilmington Trust FSB
Supervisory Agreement

23. The Liquidity Management Plan shall, at a minimum, include:
(a) periodic monitoring of liquidity;
(b) minimum liquidity ratios which are to be established and monitored by the Board;
(c) identification of alternative funding sources for meeting extraordinary demands or to provide liquidity in the event the sources identified are insufficient. Such alternative funding sources must consider, at a minimum, the selling of assets, obtaining secured lines of credit, recovering charged-off assets, injecting additional equity capital, and the priority of their implementation; and
(d) periodic stress-testing to ensure that adequate liquidity is maintained.
24. Within thirty (30) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Board shall review the Association’s compliance with its Liquidity Management Plan. The Board’s quarterly review of the Liquidity Management Plan shall be documented in the Board meeting minutes. A copy of the Board meeting minutes shall be provided to the Regional Director within twenty-one (21) days after the Board meeting.
Brokered Deposits.
25. Effective immediately, the Association shall comply with the requirements of 12 C.F.R. § 337.6(b).
Directorate and Management Changes.
26. Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers5 set forth in 12 C.F.R. Part 563, Subpart H.

[5]	The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.
Wilmington Trust FSB
Supervisory Agreement

Dividends and Other Capital Distributions.
27. Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director in accordance with applicable regulations and regulatory guidance. The Association’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed declaration, dividend payment or distribution of capital.
Employment Contracts and Compensation Arrangements.
28. Effective immediately, the Association shall not enter into, renew, extend or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer6 or director of the Association, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such Senior Executive Officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 — Appendix A.
Golden Parachute and Indemnification Payments.
29. Effective immediately, the Association shall not make any golden parachute payment7 or prohibited indemnification payment8 unless, with respect to such payment, the Association has complied with the requirements of 12 C.F.R. Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.

[6]	The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.

[7]	The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).

[8]	The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(l).
Wilmington Trust FSB
Supervisory Agreement

Third Party Contracts.
30. Effective immediately, the Association shall not enter into any new arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association9 or outside the Association’s normal course of business unless, with respect to each such contract, the Association has: (a) provided the Regional Director with a minimum of thirty (30) days prior written notice of such arrangement or contract and a written determination that the arrangement or contract complies with the standards and guidelines set forth in Thrift Bulletin 82a (TB 82a); and (b) received written notice of non-objection from the Regional Director.
Transactions with Affiliates.
31. Effective immediately, the Association shall not engage in any new transaction with an affiliate unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 C.F.R. § 563.41(c)(4), which shall include the information set forth in 12 C.F.R. § 563.41(c)(3). The Board shall ensure that any transaction with an affiliate for which notice is submitted pursuant to this Paragraph, complies with the requirements of 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223.
32. Effective immediately, the Association must limit the level of fed funds sold to any affiliated federally insured depository institution (Affiliate Transaction Limitation) to a level not to exceed 100 percent of Tier 1 capital. The Association must also submit, no later than June 30, 2011, a plan that is acceptable to the Regional Director to reduce the total exposure to any affiliated federally insured depository institution, including federal funds sold, checking accounts, “due from” accounts, and other deposit accounts, to a level not to exceed 100 percent of Tier 1 capital.

[9]	A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital, where there is a foreign service provider, or where it involves information technology that is critical to the Association’s daily operations without regard to the contract amount.
Wilmington Trust FSB
Supervisory Agreement

New Board and Senior Management Members.
33. By June 30, 2011, the Association shall, consistent with 12 C.F.R. § 563.550, appoint a new qualified member for the Board who is independent with respect to the Association.
34. By June 30, 2011, the Association shall, consistent with 12 C.F.R. § 563.550, appoint a new qualified senior executive officer to serve as one of the top two officers at the Association who is independent with respect to the Association.
Board Oversight of Compliance with Agreement.
35. Within thirty (30) days, the Board shall designate a committee to monitor and coordinate the Association’s compliance with the provisions of this Agreement and the completion of all corrective actions required in the 2010 Examination (Oversight Committee). The Oversight Committee shall be comprised of three (3) or more directors, including at least one independent director, and the majority of whom, by June 30, 2011, shall be independent10 directors.

[10]	For purposes of this Order, an individual who is “independent” with respect to the Association shall be any individual who:

(a)	is not employed in any capacity by the Association, its subsidiaries, or its affiliates, other than as a director;

(b)	does not own or control more than ten percent (10%) of the outstanding shares of the Association or any of its affiliates;

(c)	is not related by blood or marriage to any officer or director of the Association or any of its affiliates, or to any shareholder owning more than ten percent (10%) of the outstanding shares of the Association or any of its affiliates, and who does not otherwise share a common financial interest with any such officer, director or shareholder;

(d)	is not indebted, directly or indirectly, to the Association or any of its affiliates, including the indebtedness of any entity in which the individual has a substantial financial interest, in an amount exceeding 10 percent (10%) of the Association’s total Tier 1 (Core) capital; and

(e)	has not served as a consultant, advisor, underwriter, or legal counsel to the Association or any of its affiliates.
Wilmington Trust FSB
Supervisory Agreement

36. Within forty-five (45) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Oversight Committee shall submit a written compliance progress report to the Board (Compliance Tracking Report). The Compliance Tracking Report shall, at a minimum:
(a) separately list each corrective action required by this and the 2010 Examination;
(b) identify the required or anticipated completion date for each corrective action; and
(c) discuss the current status of each corrective action, including the action(s) taken during the previous quarter or to be taken to comply with each corrective action.
37. Within forty-five (45) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Board shall review the Compliance Tracking Report and all reports required to be prepared by this Agreement. Following its review, the Board shall adopt a resolution: (a) certifying that each director has reviewed the Compliance Tracking Report and all required reports; and (b) documenting any corrective actions adopted by the Board. A copy of the Compliance Tracking Report and the Board resolution shall be provided to the Regional Director within twenty-one (21) days after the Board meeting.
38. Nothing contained herein shall diminish the responsibility of the entire Board to ensure the Association’s compliance with the provisions of this Agreement. The Board shall review and adopt all policies and procedures required by this Agreement prior to submission to the OTS.
Effective Date.
39. This Agreement is effective on the Effective Date as shown on the first page.
Duration.
40. This Agreement shall remain in effect until terminated, modified or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.
Wilmington Trust FSB
Supervisory Agreement

Time Calculations.
41. Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be based on calendar days, unless otherwise noted.
Submissions and Notices.
42. All submissions to the OTS that are required by or contemplated by the Agreement shall be submitted within the specified timeframes.
43. Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Agreement shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:
(a)	To the OTS: Regional Director Office of Thrift Supervision 1475 Peachtree St., NE Atlanta, Georgia 30309 404.897.1861 (Fax)

(b)	To the Association: Board of Directors Wilmington Trust FSB 1100 North Market Street Wilmington, Delaware 19890 302.651.8010 (Fax)
No Violations Authorized.
44. Nothing in this Agreement shall be construed as allowing the Association, its Board, officers or employees to violate any law, rule, or regulation.
Wilmington Trust FSB
Supervisory Agreement

OTS Authority Not Affected.
45. Nothing in this Agreement shall inhibit, estop, bar or otherwise prevent the OTS from taking any other action affecting the Association if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
Other Governmental Actions Not Affected.
46. The Association acknowledges and agrees that its execution of the Agreement is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 41 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.
Miscellaneous.
47. The laws of the United States of America shall govern the construction and validity of this Agreement.
48. If any provision of this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.
49. All references to the OTS in this Agreement shall also mean any of the OTS’s predecessors, successors, and assigns.
50. The section and paragraph headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
Wilmington Trust FSB
Supervisory Agreement

51. The terms of this Agreement represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
Enforceability of Agreement.
52. This Agreement is a “written agreement” entered into with an agency within the meaning and for the purposes of 12 U.S.C. § 1818.
Signature of Directors/Board Resolution.
53. Each Director signing this Agreement attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the issuance and execution of the Agreement. This Agreement may be executed in counterparts by the directors after approval of execution of the Agreement at a duly called board meeting. A copy of the Board Resolution authorizing execution of this Agreement shall be delivered to the OTS, along with the executed original(s) of this Agreement.
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Wilmington Trust FSB
Supervisory Agreement

WHEREFORE, the OTS, acting by and through its Regional Director, and the Board of the Association, hereby execute this Agreement.

WILMINGTON TRUST FSB		OFFICE OF THRIFT SUPERVISION
Baltimore, Maryland

By:	/s/ Donald E. Foley	By:	/s/ James G. Price

	Donald E. Foley		James G. Price
	Chairman		Regional Director, Southeast Region

Date: See Effective Date on page 1

/s/ Mark A. Graham

Mark A. Graham, Director

/s/ Robert V.A. Harra, Jr.

Robert V.A. Harra, Jr., Director

/s/ Rebecca A. DePorte

Rebecca A. DePorte, Director

/s/ Peter E. Guernsey, Jr.

Peter E. Guernsey, Jr., Director

/s/ Stephen H. McKnight

Stephen H. McKnight, Director

/s/ Jay M. Wilson

Jay M. Wilson, Director
Wilmington Trust FSB
Supervisory Agreement